PROSPECTUS Dated January 24, 2001                              Amendment No.1 to
PROSPECTUS SUPPLEMENT                               Pricing Supplement No. 18 to
Dated January 24, 2001                      Registration Statement No. 333-47576
                                                            Dated March 16, 2001
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES E
                Euro Floating Rate Senior Bearer Notes Due 2013

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series E (Euro Floating Rate Senior Bearer Notes Due 2013) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              $18,500,000

Maturity Date:                 May 14, 2013

Settlement and Original
    Issue Date:                April 18, 2001

Interest Accrual Date:         April 18, 2001

Issue Price:                   100%

Specified Currency:            U.S. Dollars

Redemption Percentage
    at Maturity:               100%

Base Rate:                     LIBOR

Spread (Plus or Minus):        Plus 0.45% per annum

Spread Multiplier:             N/A

Index Currency:                U.S. Dollars

Index Maturity:                6 Months. See also "Initial Interest Rate."

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Initial Interest Rate:         To be determined on the second
                               London banking day prior to the
                               Interest Accrual Date based on
                               LIBOR for the period as
                               interpolated between six month
                               LIBOR and seven month LIBOR

Initial Redemption Date:       N/A

Initial Redemption
    Percentage:                N/A

Annual Redemption
    Percentage Reduction:      N/A

Optional Repayment
    Date(s):                   N/A

Interest Payment Dates:        Each May 14 and November 14,
                               commencing November 14, 2001;
                               provided that if any such day (other
                               than the maturity date) is not a
                               business day, that interest payment
                               date will be the next succeeding day
                               that is a business day, unless that
                               succeeding business day would fall in
                               the next calendar month, in which
                               case such interest payment date will
                               be the immediately preceding
                               business day

Interest Payment Period:       Semi-annually

Interest Reset Dates:          Same as Interest Payment Dates

Interest Reset Periods:        Semi-annually

Business Days:                 New York, Houston, Cayman Islands

Calculation Agent:             The Chase Manhattan Bank (London Branch)

Agent:                         Morgan Stanley & Co. International Limited

Denominations:                 $10,000

Common Code:                   012685181

ISIN:                          XS0126851814

Other Provisions:              N/A

     Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER